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                                                                   EXHIBIT 23.1

                       INDEPENDENT AUDITORS' CONSENT AND
                    REPORT ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors
Plastic Containers, Inc.

  The audits referred to in our report dated February 7, 1997 (page F-2 of the prospectus in this Registration Statement) included the consolidated financial statement Schedule II for each of the years in the three-year period ended December 31, 1996, included in this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

  We consent to the inclusion in this Registration Statement of the above report and our report dated February 7, 1997, and to the reference to our firm under the heading "Experts" in the prospectus included herein. Such report refers to a change in accounting for postemployment benefits in 1994.

                                          /s/ KPMG Peat Marwick LLP

                                          KPMG Peat Marwick LLP

Omaha, Nebraska

April 16, 1997